Exhibit 5.1

[Ryley Carlock & Applewhite letterhead]	A PROFESSIONAL CORPORATION
One North Central Avenue, Suite 1200
Phoenix, AZ 85004-4417
P 602.440.4800 F602.257.9582

Offices in Arizona & Colorado
www.rcalaw.com
May 19, 2020

Knight- Swift Transportation Holdings Inc.
20002 North 19th Avenue
Phoenix, Arizona 85027
Re:    Knight-Swift Transportation Holdings Inc. - Registration Statement on Form S-8 pertaining to Four Million Seven Hundred Fifty Thousand (4,750,000) Shares of Common Stock, par value One Cent ($0.01) per Share (the "Shares") and the Knight-Swift Transportation Holdings Inc. Second Amended and Restated 2014 Omnibus Incentive Plan (the “Incentive Compensation Plan”)
Ladies and Gentlemen:
In connection with the registration of the Shares and the Incentive Compensation Plan under the Securities Act of 1933, as amended (the "Act"), by Knight-Swift Transportation Holdings Inc., a Delaware corporation (the "Company"), on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on or about May 19, 2020 (hereinafter the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. With your permission, all assumptions and statements of reliance in this letter have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.
We have acted as corporate counsel for the Company in connection with the matters described herein and are familiar with Delaware law governing the authorization and issuance of shares. In our capacity as corporate counsel to the Company, we have reviewed and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares and, for purposes of this opinion, we have assumed all such proceedings were timely completed in the manner presently proposed. In addition, we have relied upon certificates and information from the officers of the Company, upon which we believe we are justified in relying, and on various certificates from, and documents filed with, the Delaware Secretary of State, and such laws, records, documents, certificates, opinions and instruments as we determined are necessary to render this opinion.
We have assumed the legal capacity of all natural persons, genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. In addition, we have assumed that each person executing any instrument, document or certificate referred to herein on behalf of any party is duly authorized to do so. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.
Based on the foregoing, and subject to the limitations, assumptions, and qualifications set forth herein, it is our opinion that, as of the date of this letter, all of the Shares have been duly authorized and the Shares will, upon issuance and delivery in accordance with the terms and conditions described in the Registration Statement, be legally issued, fully paid and non-assessable.
We consent to your filing this opinion as an exhibit to the Registration Statement.
We express no opinions herein concerning, any law other than those stated herein and no other opinion may be inferred beyond the matters expressly stated herein. The opinion expressed herein is given as of the date of effectiveness of the Registration Statement, and we undertake no obligation to supplement this letter if any applicable laws change after that date or if we become aware of any facts that might change the opinion expressed herein or for any other reason.
The opinions expressed in this letter are solely for your use and may not be relied upon by any other person without our prior written consent.
Sincerely,
/s/ Ryley Carlock & Applewhite